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                                                                  EXHIBIT 2.2
                                                                  EXECUTION COPY


                    QUANTECH LICENSE AND SERVICES AGREEMENT

         This Agreement is entered into this 10th day of April , 1996 by and between CORBEL & COMPANY, a Florida corporation with its principal place of business in Jacksonville, Florida, on behalf of itself and its wholly-owned subsidiary, TOTAL ADMINISTRATIVE BENEFIT SYSTEMS, INC. (d/b/a Pentab) (referred to hereinafter collectively, for all purposes, as "Licensor") and FIDELITY INVESTMENTS INSTITUTIONAL SERVICES, INC. ("Licensee"), a Massachusetts corporation with its principal place of business in Boston, Massachusetts, who agree for themselves, their successors and assigns as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

                 1.1. "Affiliate" means any other Person directly or indirectly Controlling, Controlled by or under common Control with a Person.

                 1.2. "Agreement" means this Agreement, including all Schedules and Exhibits, as the same may be amended from time to time.

                 1.3. "Confidential Information" means any and all information concerning the businesses and affairs of any of the parties that is not already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of such party.

                 1.4. "Control" means an ownership interest of forty percent (40%) or more.

                 1.5. "Copyrights" means United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

                 1.6. "Documentation" means all written, graphic and electronic materials currently in Licensor's possession, that describe the structure, function or use of the Quantech Software or any Enhancement, including all specifications, system documentation and user manuals.

                 1.7. "Enhancements" means any modification, enhancement, refinement, variation or new version of the Quantech Software, in both object code and source code form, and all Documentation relating thereto, that is created by Licensor and made generally commercially available to the then current licensees of the Quantech Software as an upgrade (whether or not a maintenance fee is charged to such licensee for the upgrade), during the period commencing on the date hereof and ending two years thereafter. Enhancement shall not include any new version of, or a replacement to, the Quantech Software that is available only as a newly licensed product.





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                 1.8.     "Intellectual Property" means Patent Rights,
Copyrights, Trade Secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing.

                 1.9. "Knowledge" means actual knowledge after reasonable investigation.

                 1.10. "Licensor" has the meaning set forth in the preamble above.

                 1.11. "Patent Rights" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto.

                 1.12. "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                 1.13. "Trademarks" means United States and foreign trademarks, service marks, trade dress, trade names and logos, whether registered or unregistered, and pending applications to register the foregoing, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

                 1.14. "Trade Secrets" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulas, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

                 1.15. "Quantech Software" means the most current, premium version, as of the date of this Agreement, of the computer software program described in Schedule A, attached hereto and incorporated herein, and commonly referred to by Licensor as "Quantech", in both object code and source code form, and all Documentation relating thereto.

         2.      LICENSE.

                 2.1. Perpetual License. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, subject to payment of the one-time license fee pursuant to Section 3.1, a perpetual, irrevocable, nonexclusive, worldwide right and license, with a right to grant sublicenses (to the extent provided herein), to use, reproduce, modify, display, distribute and create derivative works of the Quantech Software. Licensor further grants to Licensee, and Licensee hereby accepts from Licensor, subject to payment of the one-time license fee pursuant to Section 3.1, a perpetual, irrevocable, nonexclusive, worldwide right and license, with a right to grant sublicenses (to the extent provided herein), to use any of Licensor's Intellectual Property that is embodied in the Quantech Software or the Documentation. Except as otherwise provided herein, the rights granted to Licensee hereunder are noncancellable, transferable and assignable.





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                 2.2.  Enhancements.  Subject to the terms and conditions
hereof, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a perpetual, irrevocable, nonexclusive, worldwide right and license, with a right to grant sublicenses (to the extent provided herein), to use, reproduce, modify, display, distribute and create derivative works of the Enhancements. Subject to the terms and conditions hereof, Licensor further grants to Licensee, and Licensee hereby accepts from Licensor, a perpetual, irrevocable, nonexclusive, worldwide right and license, with a right to grant sublicenses (to the extent provided herein), to use any of Licensor's Intellectual Property (whether or not patentable or patented) that is embodied in the Enhancements. Except as otherwise provided herein, the rights granted to Licensee hereunder are noncancellable, transferable and assignable.

                 2.3.  Sublicense Rights.

                          2.3.1.  Object Code.  Licensee may sublicense to its
Affiliates and to third parties the rights granted in Sections 2.1 and 2.2 above with respect to all or any part of the object code version of the Quantech Software or any Enhancements.

                          2.3.2.  Source Code.  Licensee may sublicense to its
Affiliates and to third parties the rights granted in Sections 2.1 and 2.2 above with respect to all or any part of the source code version of the Quantech Software or any Enhancements, provided that, during the period commencing on the date hereof and ending three years thereafter, Licensee shall not (and shall not permit any Affiliate to), directly or indirectly, disclose, license, sublicense, assign, transfer or otherwise provide to any third party all or any part of the source code version of the Quantech Software or any Enhancements or any related Documentation or Intellectual Property.

                 2.4. Ownership Rights. Except as expressly provided herein, Licensor retains all right, title and interest in the Quantech Software and the Enhancements and in all Intellectual Property rights in or relating thereto.
As between Licensor and Licensee, and subject to Licensor's retained rights with respect to the underlying Quantech Software and any Enhancements and the Intellectual Property in or relating thereto, Licensee shall own all right, title and interest in all modifications, enhancements, refinements, variations or new versions of the Quantech Software, and in all Intellectual Property rights in or relating thereto, hereafter developed by Licensee.

                 2.5 Delivery of Materials. Simultaneously with the execution hereof, Licensor shall deliver to Licensee one source code copy and one object code copy of the Quantech Software, together with one copy of all of the then existing Documentation, to Licensee's site in Massachusetts. Licensor shall promptly deliver to Licensee one source code copy and one object code copy of any Enhancements, together with one copy of all the then existing Documentation relating thereto, upon first making such Enhancement commercially available.


         3. PAYMENTS.





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                 3.1.  License Fees.  In consideration of the rights granted to
Licensee under Section 2 hereof, Licensee shall pay Licensor a one-time license fee of Three Million Dollars ($3,000,000), to become payable upon the execution of this Agreement, and to be paid by the close of business on April 12, 1996, by wire transfer of immediately available funds in accordance with written wire transfer instructions provided to Licensee by Licensor on or prior to the date hereof. Licensor and Licensee agree that of the total amount of the license fee due hereunder, Two Hundred Fifty Thousand Dollars ($250,000) shall be in consideration for the rights granted under Section 2.1 above, with respect to Licensee's internal use of the Software and Enhancements. Upon payment of the one-time license fee hereunder, the license granted to licensee under Section 2 hereof shall be fully paid but not royalty free.

                 3.2.  Royalties.

                          3.2.1.  Obligation to Pay Royalties.  Commencing on
the date hereof and continuing thereafter for a period of two (2) years, Licensee shall pay to Licensor royalty payments, as calculated in Section 3.2.2, if, and only if, Licensee or any of its Affiliates enters into one or more agreements to sublicense third party end-users, in accordance with Section
2.3 hereof, the right to use the Quantech Software, any Enhancements or any modifications, enhancements, refinements, or variations created by Licensee, installed at any such third party end-user's site for its internal use.

                          3.2.2.  Calculation of Royalties.  In the event a
royalty payment is due with respect to any third party end-user (as described in Section 3.2.1), such royalty payment shall be equal to the lesser of (a) $25,000 or (b) 25% of any license fee paid to Licensee or its Affiliates by that third-party end-user, whether or not payable to Licensee in installments, to become payable upon the signing of a binding agreement between Licensee or its Affiliates and such third party end-user. No royalties shall be paid in respect of any service bureau, maintenance or other non-license related recurring revenue.

                          3.2.3.   Payment Terms.  Licensee shall pay royalties
to Licensor hereunder on a quarterly basis. Such payment shall be made no later than forty-five (45) days following the end of each calendar quarter based on the license fees actually received by Licensee and its Affiliates during such calendar quarter. At the time of each payment, Licensee shall provide Licensor with a royalty statement in sufficient detail to allow Licensor to understand the calculation of royalties reflected thereon and, upon reasonable advance written request to Licensee by Licensor, Licensee shall permit Licensor (but no more than twice in any 12 month period) to audit such books, contracts and records of Licensee as may be reasonably required to confirm the accuracy of such calculations. Upon payment of any royalties due Licensor under this Section 3.2, the license granted herein shall be royalty-free.

                 3.3.  Additional Payments.  Subject to the provisions of
Section 3.4 hereof, Licensee shall pay Licensor Two Million Dollars ($2,000,000), to become payable upon the Closing of the transaction contemplated in that certain Asset Purchase Agreement, dated as of





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April 10, 1996, by and among Licensee, Broadway & Seymour, Inc. and certain wholly-owned subsidiaries of Broadway & Seymour (the "Purchase Agreement"), with such funds to be paid by wire transfer of immediately available funds in accordance with written wire transfer instructions provided to Licensee by Licensor, as follows:

                          3.3.1.  Closing Under Purchase Agreement.  Licensee
shall pay Licensor, upon the Closing under the Purchase Agreement, One Million Dollars ($1,000,000), with such funds to be paid by wire transfer of immediately available funds in accordance with written wire transfer instructions provided to Licensee by Licensor on or before the date of such Closing.

                          3.3.2.  Completion of Training Services.  Within ten
(10) days of completion of Licensor's obligation to provide the Training Services set forth in Section 4 hereof, Licensee shall pay Licensor One Million Dollars ($1,000,000), with such funds to be paid by wire transfer of immediately available funds in accordance with written wire transfer instructions provided to Licensee by Licensor.

Licensor and Licensee agree that of the total amount of the additional payments due under this Section 3.3, Nine Hundred Thousand Dollars ($900,000) shall be in consideration for the Transition Services, One Hundred Thousand Dollars ($100,000) shall be in consideration of the Training Services and One Million Dollars ($1,000,000) shall be in consideration of the rights granted under
Section 2.2 above.

                 3.4. Certain Additional Payments Conditioned upon Closing. In the event that no Closing occurs under the Purchase Agreement, the parties agree as follows:

                          3.4.1.  Licensee shall have no obligation whatsoever
to make the payment as provided for in Section 3.3.1.

                          3.4.2.  Licensee shall have no obligation to make the
payment as provided for in Section 3.3.2, provided that Licensee shall pay Licensor $100,000 in respect of the Training Services, within ten (10) days of completion of Licensor's obligation to provide the Training Services set forth in Section 4 hereof.

                          3.4.3.  Licensor shall have no further obligation (a)
to provide Licensee with Enhancements, as provided in Section 2.2 or (b) to provide the Transition Services, as set forth in Section 4. Licensee shall, however, continue to be obligated to provide the Training Services as set forth in Section 4 and the Consulting Services as set forth in Section 5.

         4. TRAINING AND TRANSITION SERVICES.

                 4.1.  Transition Services.  Subject to provisions of Section
3.4 hereof, to facilitate the transfer of knowledge between the parties contemplated by this Agreement, Licensor agrees that, during the period commencing on the date payment is first made to Licensor under Section





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3.3.1, and ending on September 30, 1996, Licensor shall provide to Licensee consulting and advisory services (the "Transition Services"), including consultation and advice on product development, strategic planning and similar issues, relating to the Quantech Software and Enhancements. Notwithstanding the foregoing, Licensor shall not be required to perform any Transition Services that (a) would cause it to breach any agreement binding on it, (b) would require disclosure of confidential or proprietary information of Licensor, (c) or would be otherwise unreasonably burdensome with respect to the continuing business of Licensor.

                 4.2. Training Services. Subject to provisions of Section 3.4 hereof, to further facilitate the transfer of knowledge between the parties contemplated by this Agreement, Licensor agrees that, during the period commencing on the date payment is first made to Licensor under Section 3.3.1, or, in the event such payment is not made on or before May 31, 1996, as provided in Section 3.4.2, and ending on September 30, 1996, Licensor shall provide to Licensee training services (the "Training Services"), subject to the following terms and conditions:

                          4.2.1.  Personnel; Location; Hours; Schedule.  In
order to fulfill its obligation to provide Training Services, Licensor shall make available to Licensee at Licensee's facilities in Massachusetts, or at such other location as is mutually agreed to by the parties, the following specific employees of Licensor for the stated amount of time:

                 Ken Simmons 20 business days (160 man-hours) John Stinmeyer 20 business days (160 man-hours) Paul Schneider 20 business days (160 man-hours)

In the event that one or more of the above employees is no longer an employee of Licensor, Licensor shall make available to Licensee substitute employee(s), subject to the prior approval of Licensee (which approval shall not be unreasonably withheld), which employee(s) shall possess a level of skill and competence consistent with that of skilled and competent computer industry professionals with a combination of experience at the systems level and specific experience with the Quantech Software appropriate for the provision of the required Training Services. The parties shall work out a mutually agreeable schedule, in minimum increments of one day, for the Training Services to be provided by Licensor.

                          4.2.2.  Expenses.  Licensee shall reimburse Licensor
for any reasonable out-of-pocket expenses incurred by Licensor in providing the Training Services.

                          4.2.3.  Ownership Rights.  Licensor hereby
acknowledges that Licensee shall own all right, title and interest in and to the Copyright in any and all software and Documentation developed by employees of Licensor pursuant to this Section 4. All code, documentation and other written, graphic or electronic materials developed by employees of Licensor pursuant to this Section 4 (whether individually or jointly with other persons) are intended to be a "work made for hire" and Licensor hereby assigns to Licensee any Copyright rights that it may have therein. Licensor agrees to execute and deliver to Licensee any





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assignments or other documents as may be reasonably required to vest all such
Copyright rights in Licensee. Licensee hereby acknowledges that Licensor shall retain all Intellectual Property rights other than the Copyright in such software and Documentation.

         5. CONSULTING SERVICES. Subject to the provisions of Section 3.4, in addition to the Training Services provided by Licensor to Licensee pursuant to
Section 4 hereof, during the period commencing on (a) the date payment is first made to Licensor under Section 3.3.1, or (b) in the event such payment is not made, as provided in Section 3.4.2, on May 31, 1996, and ending two (2) years thereafter, Licensor shall provide Licensee with additional consulting services (the "Consulting Services"), to complete the transfer of knowledge contemplated by this Agreement, subject to the following terms and conditions:

                 5.1. Personnel; Location. In order to fulfill its obligation to provide Consulting Services, Licensor shall make available to Licensee at Licensee's facilities in Massachusetts, or at such other location as is mutually agreed to by the parties, the following specific employees of
Licensor:

                 Ken Simmons
                 John Stinmeyer
                 Paul Schneider

The Consulting Services shall be provided by Licensor, from time to time, upon request by Licensee and upon reasonable prior notice to Licensor. In the event that one or more of the above employees is no longer an employee of Licensor, Licensor shall make available to Licensee substitute employee(s), subject to the prior approval of Licensee, which employee(s) shall possess a level of skill and competence consistent with that of skilled and competent computer industry professionals with a combination of experience at the systems level and specific experience with the Quantech Software appropriate for the provision of the required Consulting Services.

                 5.2. Minimum Number of Hours; Hourly Rate; Schedule. If requested by Licensee, Licensor shall provide up to 250 man-hours of Consulting Services pursuant to this Section 5. Licensee shall pay Licensor at Licensor's then prevailing rates for similar consulting services, which rates shall not be unreasonable in light of the scope of work to be provided, and which rates shall not exceed $150.00 per hour. The parties shall work out a mutually agreeable schedule for the Consulting Services to be provided by Licensor; provided that any work performed in Massachusetts shall be in minimum increments of 1 day.

                 5.3. Expenses. Licensee shall reimburse Licensor for any reasonable out-of-pocket expenses incurred by Licensor in providing the Consulting Services.

                 5.4. Ownership Rights. Licensor hereby acknowledges that Licensee shall own all right, title and interest in and to the Copyright in any and all software and Documentation developed by employees of Licensor pursuant to this Section 5. All code, documentation and





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other written, graphic or electronic materials developed by employees of
Licensor pursuant to this Section 5 (whether individually or jointly with other persons) are intended to be a "work made for hire" and Licensor hereby assigns to Licensee any Copyright rights that it may have therein. Licensor agrees to execute and deliver to Licensee any assignments or other documents as may be reasonably required to vest all such Copyright rights in Licensee. Licensee hereby acknowledges that Licensor shall retain all Intellectual Property rights other than the Copyright in such software and Documentation.

         6. REPRESENTATIONS AND WARRANTIES OF LICENSOR. Licensor hereby represents and warrants to Licensee, the following:

                 6.1. Authorization; Enforceability. Licensor has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Licensor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms and conditions.

                 6.2. Ownership. Licensor has all the necessary right, title and interest in the Quantech Software and the Enhancements to grant the licenses contemplated herein, including all necessary rights to any portion of the Quantech Software or any Enhancement created by an independent contractor or other third party. The foregoing warranty shall not apply to any modifications, changes, enhancements, updates, conversions, upgrades, or additions made to the Quantech Software or any Enhancement by any person or entity other than Licensor unless approved by Licensor. The exclusive remedy for any breach of this Section 6.2 shall be indemnification as provided in
Section 9 hereof.

                 6.3. Infringement. The use of the Quantech Software and any Enhancements by the Licensee will not violate (a) the Patent Rights of any third party in the United States or Canada, (b) the Copyright of any third party in any country that is a party to the Berne Convention or (c) the Trade Secrets of any third party. The foregoing warranty shall not apply to any modifications, changes, enhancements, updates, conversions, upgrades, or additions made to the Quantech Software or any Enhancement by any person or entity other than Licensor unless approved by Licensor. The Quantech Software and any Enhancements are free and clear of any claim of third party infringement of any Intellectual Property right, and there are no actions proceeding, pending, or to the best Knowledge of Licensor, threatened which claim that the Quantech Software or any Enhancements, or any part thereof, infringes upon or is infringed by any Intellectual Property right of any third party. The exclusive remedy for any breach of this Section 6.3 shall be indemnification as provided in Section 9 hereof

                 6.4.  Conformance with Specifications.  For a period of two
(2) years after the initial installation of the Quantech Software on Licensee's site (the "Warranty Period"), the Quantech Software and any Enhancements will be free of any defect rendering the program unfit for the purpose of the functions described in the Documents listed in Schedule A hereto. The foregoing warranty shall not apply to any modifications, changes, enhancements, updates,





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conversions, upgrades, or additions made to the Quantech Software or any
Enhancement by any person or entity other than Licensor unless approved by Licensor. If during the Warranty Period the Quantech Software or any Enhancement does not comply with the provisions of this Section 6.4, and Licensee promptly delivers written notice thereof to Licensor, Licensor shall correct, cure or otherwise remedy the Quantech Software or Enhancement so that it complies with this Section 6.4.

                 6.5. Security Measures, etc. The Quantech Software and any Enhancement does not contain any mechanism that would enable Licensor or any other party to disable the Quantech Software or any Enhancement or make it inaccessible to a user. Licensor agrees to use its best efforts to ensure that the Quantech Software and any Enhancement in the form delivered to Licensee does not contain any computer virus or worm.

                 6.6. Disclaimer; Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED HEREIN, LICENSOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS ARISING OUT OF THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         7. COVENANTS.  The parties agree as follows:

                 7.1  Licensor Covenants.

                          7.1.1.  Independent Contractors.  Licensor will not
use any independent contractor or other third party to develop proprietary components of the Enhancements, unless all rights in proprietary components developed by independent contractors or other third parties have been or will be assigned to Licensor and licensed to Licensee.

                          7.1.2.  Linkages.  Licensor covenants and agrees to
modify the Quantech Software to include linkage functionality for electronically clearing transactions, including an optional, nonexclusive capability for Quantech Software licensees to link to Licensee's clearing capability, all as described more fully in Schedule B, attached hereto and incorporated herein, in addition to any other linkage functionality or clearing capabilities that Licensor elects to include, such modification to be completed by December 31, 1996. Until such time as the parties mutually agree that the linkage functionality described above in the Quantech Software has become obsolete or otherwise impracticable, Licensor shall (subject to the provisions of Schedule B) include in all future versions, modifications and enhancements of the Quantech Software, as soon as reasonably practicable, given the magnitude of the work required, as an optional function, the capability for Quantech Software licensees to link to Licensee's clearing capability.





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                          7.1.3.  Effect of Bankruptcy of Licensor.  Licensor
agrees that if Licensor as a debtor-in-possession or if a trustee in bankruptcy rejects this agreement, Licensee may elect to retain its rights under the Agreement as provided in Section 365(n) of the United States Bankruptcy Code. Upon written request of Licensee to Licensor or the trustee in bankruptcy, Licensor or such trustee shall allow Licensee to exercise its rights under this Agreement and shall not interfere with the rights of the Licensee as provided in this Agreement. The foregoing shall survive the termination or expiration of this Agreement for any reason whatsoever.

                          7.1.4.  General Right to Develop and Market.  With
the exception of Licensor's obligations under Section 7.1.2 hereof, nothing in this Agreement shall be construed as limiting or restricting Licensor's right to modify, enhance and develop new versions of the Quantech Software and to market such software to third parties, in whatever manner Licensor determines, in its sole discretion, to be in its best interest.

                          7.1.5.  No Other Licensor Obligations.  Except as
expressly provided herein or as provided in any subsequent agreement between the parties, Licensor has no obligation to create or provide to Licensee any enhancements, modifications or updates to the Quantech Software or Documentation or to provide any maintenance, training or other services to Licensee of any nature whatsoever. Licensee acknowledges that the Quantech Software will not function properly without the use of hardware and software owned by third parties and Licensee agrees that it shall have the sole responsibility for purchasing any such hardware and obtaining licenses to any such software.

                 7.2.  Licensee Covenants.

                          7.2.1.  No Use of Quantech Trademark.  Licensee shall
not use the trademark "Quantech", or any phrase that is confusingly similar to the trademark "Quantech", to market or identify the Quantech Software or any derivative work thereof or any other software product that performs similar functions. Except as required by Section 7.2.3 hereof, Licensee shall not identify Licensor as the source of Licensee's software programs based on the Quantech Software.

                          7.2.2.  Exports.  In no event may Licensee export any
Quantech Software or Documentation or use any Quantech Software or Documentation outside the United States unless it has complied fully with all relevant regulations of the U.S. Department of Commerce and with the U.S. Export Administration Act.

                          7.2.3.   Protection of Licensor's Intellectual
Property Rights. Licensee shall take reasonable steps to protect Licensor's intellectual property rights in the Quantech Software and Documentation including, without limitation, retaining all legends relating to copyright on all copies of the Quantech Software and Documentation and advising Licensor should Licensee discover that any third party is infringing Licensor's intellectual property rights in the Quantech Software or Documentation.





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                          7.2.4.  Non-Hire and Non-Solicitation of Employees.
Licensee covenants and agrees that, during the period commencing on the date hereof and ending on September 30, 1996, Licensee will not, directly or indirectly without the written consent of Licensor, recruit, offer employment, employ (including employment as a consultant), lure or entice away any of the individuals referenced in Sections 4 and 5 hereof employed by the Licensor, or otherwise to induce such individuals to leave the employ of the Licensor. Licensee covenants and agrees that, during the period commencing on September 30, 1996 and ending on December 31, 1996, Licensee will not, directly or indirectly without the written consent of Licensor, recruit, lure or entice away any of the individuals referenced in Sections 4 and 5 hereof employed by the Licensor, or otherwise take affirmative steps to induce such individuals to leave the employ of the Licensor.

         8. CONFIDENTIALITY. Each of the parties will treat and hold as such all of the Confidential Information of the other party, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the party to which it relates or destroy, at the request and option of such party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of any other party, that such party will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this
Section 8. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the parties is, on the advice of counsel, compelled to disclose Confidential Information of any other party, to any tribunal or else stand liable for contempt, that such party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use its best efforts to obtain, at the request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other party shall designate.

         9. INDEMNIFICATION. Licensor shall indemnify, defend and hold Licensee harmless from and against any and all suits, actions, damages, losses, costs and expenses (including court costs and attorneys' fees should Licensor breach its obligation to defend) and other liabilities arising from or in connection with any claim arising out of a breach of Licensor's representations and warranties contained in Sections 6.2 and 6.3 hereof and shall pay all costs and damages awarded. Licensee shall promptly notify Licensor of any such claim. Licensor shall retain sole control over the defense and settlement of such claim, and Licensee shall cooperate with Licensor in the defense of the claim. Licensee shall have the right, at its option, to participate in the defense of any such claim at its sole expense. At Licensor's option, Licensor may satisfy its entire obligation under this Section (other than claims for damages brought by third parties and any expenses incurred in defending any third party claims) by: (a) with the prior written consent of Licensee (such consent not to be unreasonably withheld) modifying the Quantech Software or Documentation or any Enhancement so that it performs comparable functions without infringement; or (b) obtaining a royalty-free, perpetual, irrevocable, nonexclusive, transferable right and license for Licensee to use, transfer, copy, display, distribute, sublicense and prepare derivative works of source code and object code copies of the infringing Quantech Software or Documentation in accordance with the terms of this Agreement.

         10.     MISCELLANEOUS.

                 10.1. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

                 10.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 10.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. This Agreement shall, subject to the terms and conditions hereof, be freely assignable by the parties; provided, however, for a period commencing on the date hereof and ending three years thereafter, Licensee shall not assign this Agreement or its rights or obligations hereunder to any Person which is not an Affiliate of Licensee without the prior written consent of Licensor, and provided further that Licensee shall require any Affiliates who are assignees to comply with provisions of this Agreement, including this Section 10.3.

                 10.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 10.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 10.6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) when sent by overnight delivery and (iii) when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

         If to Licensor:

         1660 Prudential Drive
         Jacksonville, FL 32207
         Telefax: 904-399-5551

         Attn:   President

         Copy to:
         -------

         Broadway & Seymour, Inc.
         128 South Tryon Street
         Charlotte, NC  28202
         Attn:   General Counsel
         Telefax: (704) 344-3542

         If to Licensee:
         --------------

         82 Devonshire Street
         Boston, MA 02109
         Telefax: (617) 476-0932
         Attn: President

         Copy to:
         -------

         82 Devonshire Street
         Boston, MA 02109
         Telefax: (617) 476-0932
         Attn:   General Counsel


Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

                 10.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

                 10.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                 10.10. Expenses. Each of the Licensor and Licensee will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                 10.11. Relationship of Parties. This Agreement is not intended to and does not create a partnership or joint venture relationship among the parties. No employee of Licensor shall be entitled to any Licensee benefits and no such employee is covered by the workers compensation insurance of Licensee. Neither party has authority to enter into any contracts or agreements on behalf of the other or to make any warranties or representations that purport to bind the other.

                     [this space intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the year and date first above written.




CORBEL & CO.                               FIDELITY INVESTMENTS INSTITUTIONAL
                                           SERVICES, INC.


By: /s/ Alan C. Stanford                   By: /s/ Paul J. Hondros
   ---------------------------                ---------------------------
Title:  Vice President                     Title: President

                                   SCHEDULE A

                         QUANTECH SOFTWARE DELIVERABLES


1. Quantech is defined as the source code, object code, database and data definitions for the components listed below to handle 401(k), Profit Sharing, Money Purchase Plans, etc.:

         1.1 Quantech Professional and optional modules including, but not limited to the following:

                 1.1.1    10 1/2 with Calculations
                 1.1.2    1099's
                 1.1.3    Compliance testing
                 1.1.4    Standard Reports
                 1.1.5    Global Transactions
                 1.1.6    Electronic Census Import/Export Data Entry Routines
                 1.1.7    Data Collection Module
                 1.1.8    Age Weighted/Cross-Testing
                 1.1.9    Participant Loans
                 1.1.10   Target Benefit
                 1.1.11   Client Management System
                 1.1.12   Trust Accounting
                 1.1.13   Allocation Import Link Package
                 1.1.14   Investment Download
                 1.1.15   Insurance

         1.2     Delrina Form Flow software required for:

                 1.2.1    Administrative Government Forms
                 1.2.2    Legal Government Forms

         1.3     Voice Response interfaces to:

                 1.3.1    Edify
                 1.3.2    Intervoice

         1.4     Crystal Report Writer interface

         1.5     Proprietary Database Wrapper

         1.6     Security device for licensing key

2. The warranty contained in Section 6.4 shall correspond to the following Quantech Documentation:

         2.1     Quantech Starter's Guide
         2.2     Quantech Government Forms Nonintegrated System Users Guide
         2.3     Quantech Client Management System Users Guide
         2.4     Quantech Owners and Installation Manual
         2.5     Quantech Report Writer Users Guide
         2.6     Quantech Defined Contribution and Integrated Applications
                 Users Guide
         2.7 Quantech System Reference Manual (3 page overview that accompanies license agreements)

                                   SCHEDULE B

                               QUANTECH LINKAGES

Corbel will develop, maintain and enhance linkage interfaces from Quantech to AMTrust/AMPreferred and FTS as highlighted below and fully defined in the Fidelity Investments Linkage Project-Business Requirements and Functional Specifications Document attached as Exhibit A hereto (Section 6; dated 11/6/95).

The interface development responsibility is limited to the files referenced below, or files of similar nature, required to accomplish the stated business purpose of maintaining Quantech links with AMTrust/AMPreferred and FTS.


1.       TRUST LINKAGES (QUANTECH TO AMTRUST/AMPREFERRED)

         1.1 Implement interfaces between the record keeping system and the trust system. The interfaces will enable single processing or data entry for like processing events occurring on both the trust and record keeping systems.

         1.2     The interfaces include, but are not limited to, the following:

                 1.2.1    Contribution Data File
                 1.2.2    Trade Order Processing
                 1.2.3    Acknowledgment Processing
                 1.2.4    Trade Confirm Processing
                 1.2.5    Position Reconciliation
                 1.2.6    Price/Rate File Processing
                 1.2.7    Dividend/Capital Gain Processing
                 1.2.8    Deposit Advice
                 1.2.9    Cusip File Processing
                 1.2.10   Security Master Updates

         1.3 All interfaces will be defined, tested and in production by 12/31/96.

         1.4 Future modifications resulting from Fidelity initiated changes, will be performed by Corbel at the expense of Fidelity, and be delivered in a timely manner.



2.       TRADING LINKAGES (QUANTECH TO FTS)

         2.1 Implement full interfaces between the record keeping system and the mutual fund trade order processing system. The linkages will enable automatic trade placement/execution for 401(k) activity originating on the record keeping system. These interfaces will be used when AMTrust/AMPreferred is not the trust solution.

         2.2     The interfaces include, but are not limited to, the following:

                 2.2.1    Trade Order Processing
                 2.2.2    Acknowledgment Processing
                 2.2.3    Trade Confirm Processing
                 2.2.4    Position Reconciliation
                 2.2.5    Price/Rate File Processing
                 2.2.6    Dividend/Capital Gain Processing
                 2.2.7    Reinvest Trade Confirmation
                 2.2.8    Cusip File Processing
                 2.2.9    Security Master Updates

         2.3 All interfaces will be defined, tested and in production by 12/31/96.

         2.4 Future modifications resulting from Fidelity initiated changes, will be performed by Corbel at the expense of Fidelity, and be delivered in a timely manner.